Exhibit 99.1

Control4 Names Martin Plaehn as Chairman of the Board of Directors

Will West, Founder, Stepping Down After Successful Decade

SALT LAKE CITY, UT., December 23, 2013 — Control4 Corporation (NASDAQ: CTRL) today announced that effective as of December 31, 2013, Martin Plaehn, the Company’s President and Chief Executive Officer, has been appointed Chairman of the Company’s Board of Directors, and Will West, who co-founded the Company and served as its Chief Strategy Officer and Chairman of the Board, is resigning after ten years.  The Company’s Board of Directors has also appointed Christopher B. Paisley to act as its Lead Independent Director.

“The Company has never been stronger from a product, partner, position, and leadership standpoint,” said Mr. West. “The market for the connected home is enormous and I feel great about leaving with the Company in Martin’s capable hands and positioned to lead the industry into the future.”

“We thank Will for his foresight and a decade of tireless commitment to laying the foundation of success for Control4,” added Mr. Plaehn.  “Will co-founded our company ten years ago with the vision that the connected home would make life better and change the way people live by making all the systems of the home work together.  We’re delivering that vision today for customers around the world and have plans to continue to enhance how people live by integrating the connected devices in their homes and businesses.”

About Control4 Corporation (Nasdaq: CTRL):

Control4 [NASDAQ: CTRL] is a leading provider of automation systems for homes and businesses, offering personalized control of lighting, music, video, temperature, security, communications and similar functionalities into a unified home automation solution that enhances the daily lives of its customers. Control4 unlocks the potential of connected devices, making entertainment systems easier to use, homes more comfortable and energy efficient, and families more secure. More than 75% of Control4’s consumers have integrated two or more functionalities with Control4’s solution, which is available through more than 2,800 custom integrators, retail outlets, and distributors in over 80 countries. By delivering insightfully simple control solutions that enhance the lives of individuals and families, Control4 is the automation platform of choice for consumers, major consumer electronics companies, hotels and businesses around the world.

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Investor Relations

Mike Bishop

The Blueshirt Group

Tel: +1 415-217-4968

mike@blueshirtgroup.com